                                      Exhibit 21 - Page 1 of 11












                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Venturers of
Phoenix Joint Venture 1994-1

We have audited the accompanying balance sheet of Phoenix Joint Venture 1994-1 (a California general partnership) as of December 31, 1994 and the related statements of operations, venturers' capital and cash flows for the period from inception (October 28, 1994) through December 31, 1994. These financial statements and the schedule referred to below are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phoenix Joint Venture 1994-1 at December 31, 1994, and the results of its operations and its cash flows for the period from inception (October 28, 1994) through December 31, 1994, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


San Francisco, California                         ARTHUR ANDERSEN LLP
  January 13, 1995

                                            Exhibit 21 - Page 2 of 11

                          PHOENIX JOINT VENTURE 1994-1
                                 BALANCE SHEET
                             (Amounts in Thousands)
                                                                  December 31,
                                                                      1994
                                                                      ----
ASSETS

Cash and cash equivalents                                           $  106

Accounts receivable                                                    389

Credits receivable, net                                              1,423

Assigned monthly rentals, net                                          890

Equipment on operating leases and held for lease
 (net of accumulated depreciation of $77 at
 December 31, 1994)                                                  2,223

Capitalized acquisition fees (net of accumulated
 amortization of $1 at December 31, 1994)                               38
                                                                    ------
   Total Assets                                                     $5,069
                                                                    ======
LIABILITIES AND VENTURERS' CAPITAL

Liabilities

 Accounts payable and accrued expenses                              $  334

   Total Liabilities                                                   334
                                                                    ------
Venturers' Capital                                                   4,735
                                                                    ------
   Total Liabilities and Venturers' Capital                         $5,069
                                                                    ======

        The accompanying notes are an integral part of these statements.

                                            Exhibit 21 - Page 3 of 11

                          PHOENIX JOINT VENTURE 1994-1
                            STATEMENT OF OPERATIONS
                             (Amounts in Thousands)


                                                          For the period
                                                          from inception
                                                        (October 28, 1994)
                                                             through
                                                        December 31, 1994
                                                        -----------------
INCOME

 Rental income                                                $389

 Earned income, assigned monthly rentals                        20

 Other income                                                   17
                                                              ----
   Total Income                                                426
                                                              ----

EXPENSES

 Depreciation and amortization                                  78

 Lease related operating expenses                              169

 Management fees to General Partner                             20
                                                              ----
   Total Expenses                                              267
                                                              ----

NET INCOME                                                    $159
                                                              ====

        The accompanying notes are an integral part of these statements.

                                            Exhibit 21 - Page 4 of 11

                          PHOENIX JOINT VENTURE 1994-1
                        STATEMENT OF VENTURERS' CAPITAL
                             (Amounts in Thousands)


Balance at inception, October 28, 1994                      $    0

 Net income                                                    159

 Contributions                                               4,576
                                                            ------
Balance, December 31, 1994                                  $4,735
                                                            ======

        The accompanying notes are an integral part of these statements.

                                            Exhibit 21 - Page 5 of 11

                          PHOENIX JOINT VENTURE 1994-1
                            STATEMENT OF CASH FLOWS
                             (Amounts in Thousands)

                                                  For the period
                                                  from inception
                                                (October 28, 1994)
                                                      through
                                                 December 31, 1994
                                                 -----------------

Operating Activities:
--------------------
 Net income                                          $   159
 Adjustments to reconcile net income
   to net cash used by operating activities:
    Depreciation and amortization                         78
    Increase in accounts receivable                     (389)
    Amortization of discount on credits                  (17)
    Increase in accounts payable and
     accrued expenses                                    295
    Accrued interest, assigned monthly rentals           (20)
                                                     -------
Net cash provided by operating activities                106
                                                     -------

Increase in cash and cash equivalents                    106
Cash and cash equivalents, beginning of period           -
                                                     -------
Cash and cash equivalents, end of period             $   106
                                                     =======

        The accompanying notes are an integral part of these statements.

                                            Exhibit 21 - Page 6 of 11

                          PHOENIX JOINT VENTURE 1994-1

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1994


Note 1.   Organization.

       Phoenix Joint Venture 1994-1 (the "Joint Venture"), a California general partnership, was formed on October 28, 1994 for the purpose of investing in a pool of reproduction equipment and receivables by several Phoenix Leasing Partnerships (the "Venturers").

       Income or loss is allocated to each Venturer based upon their respective interest in the Joint Venture. Distributions will be made in the same manner.

       As compensation for its management services, the Joint Venture pays a management fee to Phoenix Leasing Incorporated (PLI) based upon the management fee rate of each respective Venturer of the Joint Venture applied to the Venturers' respective interest in the Joint Venture's gross revenues for the quarter, which revenue generally includes rental and note receipts, proceeds from the sale of equipment and other income. Any revenues subject to a management fee at the Joint Venture level will not be subject to a management fee at the Venturers' level.

       As compensation for services performed in connection with the analysis of equipment available to the Joint Venture, the Managing Venturer receives an acquisition fee based on the acquisition fee rate of each respective Venturer of the Joint Venture applied to the Venturer's respective interest in the Joint Venture's purchase price of equipment acquired by the Joint Venture.

       Acquisition fees are amortized over the average expected life of the assets, principally on a straight-line basis.

Note 2.   Summary of Significant Accounting Policies.

       Leasing Operations - The Joint Venture's leasing operations consist of reproduction equipment manufactured by Xerox Corporation. The leases have been classified as operating leases.

       Under the method of accounting for operating leases, the leased equipment is recorded as an asset at cost and depreciated on a straight-line basis over the estimated useful life of five years. Rental income for the year is determined on the basis of rental payments due for the period under the terms of the lease. Maintenance and repairs of the leased equipment are charged to expense as incurred.

                                            Exhibit 21 - Page 7 of 11

                          PHOENIX JOINT VENTURE 1994-1

                   NOTES TO FINANCIAL STATEMENTS (Continued)

                               DECEMBER 31, 1994


Note 2.   Summary of Significant Accounting Policies (Continued).

       The Joint Venture's policy is to review periodically the probability of recovering its undepreciated cost of equipment. Such reviews address, among other matters recent and anticipated technological developments affecting reproduction equipment and competitive factors within the reproduction equipment marketplace. Although remarketing rental rates are expected to decline in the future with respect to some of the Joint Venture's rental equipment, such rentals are expected to exceed projected expenses, including depreciation. Should subsequent reviews of the equipment portfolio indicate that rentals plus anticipated sales proceeds will not exceed expenses in any future period, the Joint Venture will revise its depreciation policy and may accelerate depreciation as appropriate.

       The Joint Venture has also been assigned the monthly rental payments from a pool of engineering and graphics reprographic equipment owned by Xerox Corporation. The Joint Venture has recorded these assigned monthly rentals at the discounted value of the expected cash flows. The excess of the assigned monthly rentals over the present value of the expected cash flows is recorded as unearned income. Unearned income is credited to income monthly over the term of the agreement on a declining basis to provide an approximate level rate of return on the unrecovered cost of the investment.

       In December 1991, the FASB issued Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," which requires disclosure of the fair value of financial instruments for which it is practicable to estimate fair value. For entities with less than $150 million in total assets, this statement must be applied to financial statements issued for fiscal years ending after December 15, 1995.

       Non-Cash Investing Activities. In October 1994, the Venturers formed the Joint Venture to which they contributed the credits issued by Xerox Corporation, the equipment purchased and the assigned monthly rentals from Xerox Corporation as described in Notes 1, 3, 4 and 5 of the financial statements. The following non-cash activities from this transaction were excluded from the statement of cash flow.

                                                 Amounts
                                              In Thousands
                                              ------------

       Credit receivable                         $1,406
       Equipment purchased                        2,300
       Assigned monthly rentals                     870
                                                 ------
                                                 $4,576
                                                 ======

                                            Exhibit 21 - Page 8 of 11

                          PHOENIX JOINT VENTURE 1994-1

                   NOTES TO FINANCIAL STATEMENTS (Continued)

                               DECEMBER 31, 1994

Note 2.   Summary of Significant Accounting Policies (Continued).

       Cash and Cash Equivalents - Cash and cash equivalents includes deposits at banks and investments in money market funds.

Note 3.   Credits Receivable.

       The Joint Venture owns credits issued by Xerox Corporation for the purchase of products and services from Xerox Corporation and its subsidiaries. The credits granted are non-transferrable and are good for a period of seven years at which time they expire. The credits will be used by Phoenix Leasing Incorporated and affiliates, who will reimburse the Joint Venture for the fair market value of the credits used.

       The credits receivable at December 31, 1994 consist of the following:

                                                 (Amounts in Thousands)

          Credits receivable                            $1,680
          Unamortized discount                            (257)
                                                        ------
          Credits receivable, net                       $1,423
                                                        ======

Note 4.   Assigned Monthly Rentals.

       The Joint Venture has obtained the right to receive payments on a pool of leased equipment pursuant to the terms of an agreement with Xerox Corporation. Title to this equipment continues to be held by Xerox Corporation. As a result of this agreement, the Joint Venture has been assigned the monthly rentals from a designated pool of engineering and graphics reprographic equipment that are subject to lease. The agreement provides for the Joint Venture to receive monthly payments from such pool of equipment for a period of either three or five years, depending upon the performance of the portfolio as measured during the first two years. All of the monthly rental payments pursuant to this equipment, net of certain administrative and other costs, are passed along to the Joint Venture and will be applied towards the outstanding assigned monthly rentals balance and income.

       The assigned monthly rentals consist of the following at December 31, 1994:
                                                 (Amounts in Thousands)

          Assigned monthly rentals                      $ 1,000
          Less:  Unearned income                           (110)
                                                        -------
          Assigned monthly rentals, net                 $   890
                                                        =======

                                            Exhibit 21 - Page 9 of 11

                          PHOENIX JOINT VENTURE 1994-1

                   NOTES TO FINANCIAL STATEMENTS (Continued)

                               DECEMBER 31, 1994


Note 5.   Equipment on Operating Leases.

       Equipment on lease consists of reproduction equipment classified as operating leases. During the initial terms of the existing operating leases the Joint Venture will not recover all the undepreciated cost and related expenses of its rental equipment and therefore must remarket a portion of its equipment in future years.

       Minimum rentals to be received on non-cancellable operating leases for the years ended December 31, are as follows:

                                                  (Amounts in Thousands)

          1995  . . . . . . . . . . . . . . . . . .      $  525
          1996  . . . . . . . . . . . . . . . . . .         306
          1997  . . . . . . . . . . . . . . . . . .         224
          1998  . . . . . . . . . . . . . . . . . .          88
          1999 and future . . . . . . . . . . . . .           2
                                                         ------
             Total                                       $1,145
                                                         ======

          The Joint Venture has an agreement with Xerox Corporation, whereby Xerox Corporation provides administration, maintenance and repairs of leased equipment on behalf of the Joint Venture. The agreement terminates upon the earlier of (1) the Joint Venture receiving a specified dollar amount; (2) 66 months or (3) the date on which no equipment remains. As compensation for these services, Xerox deducts a fee from the monthly rentals and sales proceeds.

          Also pursuant to the vendor agreement, Xerox Corporation undertakes to remarket and refurbish off-lease equipment on a best efforts basis. This agreement permits the Joint Venture to assume the remarketing function directly if certain conditions contained in the agreement are not met. For its remarketing services, Xerox Corporation is paid a remarketing and refurbishing fee based on a specified percentage of the monthly rentals received by the Joint Venture.

          The Joint Venture also receives contingent rental payments on its reproduction equipment that is not included in the minimum rentals to be received. The contingent rentals consist of a monthly rental payment that is based upon actual machine usage.

                                            Exhibit 21 - Page 10 of 11

                          PHOENIX JOINT VENTURE 1994-1

                   NOTES TO FINANCIAL STATEMENTS (Continued)

                               DECEMBER 31, 1994


Note 6.   Accounts Payable and Accrued Expenses.

       Accounts payable and accrued expenses consist of the following at December 31:

                                                         1994
                                                         ----
                                                 (Amounts in Thousands)

          Equipment lease operations                     $ 275
          PLI and affiliates                                59
                                                         -----
          Total                                          $ 334
                                                         =====

Note 7.   Income Taxes.

       Federal and state income tax regulations provide that taxes on the income or loss of the Joint Venture are reportable by the Venturers on their individual income tax returns. Accordingly, no provision for such taxes has been made in the accompanying financial statements.


Note 8.   Related Entities.

       The Joint Venture is sponsored and funded by various partnerships managed by PLI. PLI serves in the capacity of general partner in other partnerships and managing venturer in other joint ventures, all of which are engaged in the equipment leasing and financing business.

                                                                     Exhibit 21 - Page 11 of 11

                                         PHOENIX JOINT VENTURE 1994-1

                                                 SCHEDULE II
                                            (Amounts in Thousands)

   SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
   COLUMN A                       COLUMN B       COLUMN C      COLUMN D      COLUMN E        COLUMN F
-------------------------------------------------------------------------------------------------------
   Classification                 Balance at     Charged to    Charged to    Deductions      Balance at
                                  Beginning of   Expense       Revenue                       End of
                                  Period                                                     Period

   Year ended December 31, 1994
    Allowance for credits
      receivable                    $ 320          $0             $ 0          $ 0            $ 320
                                    -----          --             ---          ---            -----
      Totals                        $ 320          $0             $ 0          $ 0            $ 320
                                    =====          ==             ===          ===            =====